Exhibit 10.48

MASTER CELL BANKING AND CRYOPRESERVATION AGREEMENT

THIS MASTER CELL BANKING AND CRYOPRESERVATIONAGREEMENT (“Agreement”), dated August 13, 2007 (“Effective Date”), is entered into by and between Cytori Therapeutics, Inc. and its Affiliates (including its wholly owned subsidiary [Cytori KK]), having a place of business at 3020 Callan Road, San Diego, CA 92121 (“Cytori”), and Green Hospital Supply, Inc., having a place of business at 3-20-8 Kasuga Suita-City, Osaka 565-0853, Japan (“GHS”).  Cytori and GHS are referred to jointly as “Parties” and individually as a “Party.”

RECITALS

WHEREAS, CYTORI has developed a proprietary, state-of-the-art system for adipose-derived stem and regenerative cell (“ADRC”) harvesting, processing, cryopreservation, storage, and retrieval banking that is useful in hospital settings (“Banking” or “the Field”), and Cytori has acquired and possesses certain intellectual property rights pertaining to stem and regenerative cell technology, including devices, products and services used in connection with ADRCs;

WHEREAS, GHS wishes to establish ADRC Banking facilities (“CB Facilities”) for the acquisition, storage and retrieval of ADRCs exclusively using Cytori’s technology, including the CelutionTM device and related products and disposables in the country of Japan (“the Territory”);

WHEREAS, the Parties agree that the CB Facilities will be dedicated solely to Banking, and the CB Facilities shall not engage in any form of ADRC cell culturing, cell proliferation or manipulation for specific therapeutic uses or clinical applications (“Therapeutic Services”), nor will GHS offer or engage in any Therapeutic Services involving ADRCs;

WHEREAS, subject to the terms and conditions set forth herein, Cytori desires to provide to GHS certain Cytori devices, proprietary technology, products and training necessary for the establishment and operation of CB Facilities, and to grant to GHS an exclusive license to use such devices, proprietary technology, products and training solely for the purposes of Banking in the Territory, as expressly permitted in this Agreement;

WHEREAS, GHS shall exclusively purchase from Cytori all such Cytori devices, proprietary technology, products and training as described below for the purpose of Banking in the Territory, subject to the terms and conditions set forth herein;

NOW, THEREFORE, the Parties agree as follows:

1.  GHS PURCHASE:  GHS shall purchase all CelutionTM devices, consumables,          ***      (collectively, “Device(s)”) directly from Cytori.  GHS may purchase products (including, without limitation,                                                                                     ***            and all other non-Device products that may be included with Packages; collectively, “Product(s)”) from Cytori only in the form of Packages (as described below).  Cytori will provide to GHS certain initial training services and other services (as described in Section 2) with respect to Cytori’s proprietary methods and know-how in connection with this Agreement (“Service(s)”).  The Devices, Products and Services are more particularly described in Exhibit A (attached hereto and incorporated herein), and in the context of an initial CB Facility set-up, may be collectively referred to herein as a “Package(s).”  The Devices, Products and/or Services may be modified from time to time by written mutual agreement of the Parties; provided, however, that notwithstanding the foregoing, Cytori shall be entitled to substitute “next generation” Devices (including, without limitation, the Celution Device, Device consumables and Device disposables), so long as Cytori continues to supply Device consumables and Device disposables that were purchased by GHS with the previous generation Devices sold herein, for a period of no less than   ***  from the date of Cytori’s last sale to GHS of the previous generation Devices.

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***Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

During the Term, GHS shall not purchase any Devices and/or Packages, or any similar or substantially equivalent versions thereof, from any other party, unless specifically agreed to in writing by Cytori.  GHS will be responsible for purchasing all Products (as specified on Exhibit A) from third parties, and for supplying such Products for all CB Facilities, on an as-needed basis, after the initial Package has been acquired from Cytori and delivered for the establishment of a new CB Facility.  If any term or condition of this Agreement conflicts with any Exhibit, this Agreement shall govern.

2.  CYTORI SUPPLY:  Cytori will supply all Packages, Devices and Services to GHS in accordance with this Agreement.  The Services shall include training of GHS personnel with respect to installation, set-up and operations of, Device maintenance, technical support and provision of related databases.  CB Facilities will purchase Packages, Devices, Products and Services directly from GHS (unless otherwise mutually agreed by the Parties in writing.).  Cytori shall work closely and diligently with GHS to provide all necessary assistance and training of GHS personnel in establishing the five (5) initial CB Facilities, including (a) reasonable transfer of Cytori know-how, policies and procedures, and (b) advice, assistance and model documents relating to the establishment of cGTP and other relevant operating and servicing procedures.  Additional initial training and assistance for GHS personnel will be provided by Cytori, if reasonably necessary, with the Parties’ agreement and understanding that GHS will diligently endeavor to become fully self sufficient with respect to such matters as early as possible.  After the initial training period, Cytori will provide further training of GHS personnel from time to time, as required in connection with any next generation Devices that are offered by Cytori in connection with this Agreement.  For any further assistance (whether with regard to such Packages, or with regard to Devices), Cytori will estimate the cost of such assistance, and GHS will have the option of either reimbursing Cytori for such costs or declining such assistance.

3.  ADDITIONAL OBLIGATIONS OF GHS:  GHS will offer and sell Packages, Devices and/or Products to CB Facilities only for the purpose of conducting Banking, and shall expressly prohibit the CB Facilities from using (and from promoting or permitting use of) Packages, Devices and/or Products for any other purpose (including, but not limited to, Therapeutic Services).  GHS understands and agrees that the Devices are labeled and intended specifically for Banking purposes only, and that use of the Devices for any other purpose(s) may cause injury or death (for example, if used for applications outside such specified indications).  Therefore, GHS shall not, directly or indirectly, encourage or knowingly support in any way the sale or use of Packages or Devices for applications outside of those indications for which they are labeled and intended by Cytori or any other manufacturer (if applicable).  GHS will be solely responsible for providing Packages, Devices and Products to CB Facilities, and (after the completion of the initial training of GHS personnel by Cytori) for providing all related services and support to such CB Facilities in connection therewith.  GHS may request that Cytori provide assistance and support directly to a CB Facility, but Cytori shall be under no obligation to do so; however, if Cytori agrees to provide such assistance and support to a CB Facility, GHS and Cytori shall agree upon reasonable financial terms for the provision of such assistance and support.  GHS shall be solely responsible for advertising, promoting, marketing, distributing and selling to CB Facilities the Packages, Devices and Products in the Field in the Territory.

4.  GHS DILIGENCE:  GHS shall purchase an annual minimum number of Packages each calendar year, as set forth in Exhibit B, which is attached hereto and incorporated herein (“Minimum Purchase”).  In addition, GHS shall actively promote, market and sell Packages, Devices and Products to CB Facilities during the Term.  If GHS fails to meet the Minimum Purchase amount in any given year, Cytori may have the right to terminate this Agreement in its sole discretion.

5.  LICENSE:  Cytori hereby grants to GHS an exclusive license to intellectual property of Cytori (for example, patents, patent applications, trade secrets, trademarks, technologies, and know-how) necessary or useful for GHS’s use, distribution, promotion, marketing, sales, offers for sale and importation of the Devices and Products in the Field in the Territory.  This exclusive license shall include (without limitation) Cytori’s patent application in the Territory corresponding to Patent Cooperation Treaty Application No. PCT/US2002/29207 entitled “Preservation of Non Embryonic Cells from Non Hematopoietic Tissues,” as well as trade secrets, technologies and know how related to cryopreservation and/or storage of stem and regenerative cells derived from adipose tissue.  All intellectual property included within this license grant to GHS shall be termed collectively “Cytori IP.”  GHS may grant sublicenses under the license granted by

Cytori hereunder; provided that any such sublicensees of GHS may not grant further sublicenses unless such further sublicenses are approved in writing by Cytori; and further provided that all sublicensees shall acquire all Devices and Products used in connection with the CB Facilities from GHS.  Cytori shall be provided a copy of each sublicense entered into by GHS with each of its CB Facilities in the Field, and such sublicenses shall be subject to all of the rights of Cytori in this Agreement regarding the Devices, the Packages and the Cytori Material, including, but not limited to, the terms of Section 25.  In addition to any other remedies available to Cytori, and notwithstanding any other provision of this Agreement to the contrary, GHS and each of its sublicensees shall be jointly and severally liable to pay Cytori a liquidated damages fee of   ***   for each instance of usage of the Devices for any purpose outside of the Field.  GHS shall immediately inform Cytori of any use by GHS or any CB Facility of the Devices for a purpose outside of the Field.

6.  FORECASTS:  GHS will provide a 12-month rolling forecast of GHS’ annual Package, Device and Service requirements, as applicable (each, a "Forecast").  The first six (6) months of each such Forecast will constitute an expected order of GHS for the quantities of Packages, Devices and Services specified therein (“Expected Orders”); the following six (6) months of each such Forecast will be a good faith estimate, which will not be binding on GHS except to the extent expressly specified in such Forecast. The Forecasts shall specify anticipated purchases for each month, and shall be updated quarterly on the first week of January, April, July and October of each year. If Cytori cannot meet the Expected Orders, it will notify GHS within ten (10) business days of receipt of such Expected Orders.

7.  ORDERS:  GHS shall order Packages, Devices and Services using written purchase orders (“Binding Purchase Orders”) which shall be contractually binding on GHS for the Packages, Devices and Services specified therein.  GHS shall provide its Binding Purchase Orders in the format and with the lead-time specified in Exhibit C.  The only function of GHS’ Binding Purchase Orders shall be to communicate the desired quantities of the Packages, Devices, and Services required by GHS, shipment instructions and shipping dates.  All other terms of the Binding Purchase Orders, and all terms of any acknowledgment form or invoice of Cytori, shall be void and of no effect, and the terms of this Agreement shall control over such forms, unless otherwise specifically agreed to in writing by both Parties.  Cytori will accept all Binding Purchase Orders that are from 100% to 125% of the Expected Orders.  If Cytori receives a Binding Purchase Order in excess of 125% of the Expected Orders, Cytori will use commercially reasonable efforts to manufacture and deliver on time that amount exceeding 125% of the Expected Orders, but shall be under no obligation to deliver such excess amount.

8.  PRICES:  Unless the applicable Exhibits attached hereto provide otherwise, prices for the Packages, Devices and Services stated in an Order include all amounts payable by GHS.  The price for the Packages, Devices and Services may be adjusted by Cytori upon thirty (30) days written notice to GHS, but pricing will be adjusted no more than once per calendar year, and such increases shall not apply to pending Binding Purchase Orders in existence at the time of the notice of such price adjustment.  Device prices shall not increase more than    ***   per year.  Any price increase which is greater than *** shall require written approval of GHS, which shall not be unreasonably withheld in the event that Cytori reasonably demonstrates that its costs have significantly increased.  GHS shall pay to Cytori     ***               ***          for the Packages and Devices; provided that in no event shall the price paid to Cytori be less than                             ***                         .As of the Effective Date, Cytori’s non-binding, recommended sales price to the CB Facilities is                  ***              but GHS shall have sole discretion to determine the prices it charges to its customers.  Exhibit A sets forth minimum transfer pricing to GHS for all Devices, as well as recommended sales prices to the CB Facilities for each type of Device.

9.  PAYMENT/PAYMENT REPORTS:
9.1 Payment.  Cytori shall invoice GHS for each Package, Device or Service upon shipment or delivery.  Payment to Cytori shall be due within thirty (30) days after GHS’ inspection of Packages and Devices shipped, provided that such inspection must be completed within ten (10) days of GHS’ receipt. Payment of an invoice shall be deemed acceptance of the corresponding Package, Device or Service.  Payments by GHS to Cytori hereunder shall be made by wire transfer of immediately available funds to a

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***Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission bank account designated by Cytori in writing.  If GHS fails to pay any payment due under this Agreement on or before the date such payment is due, such late payment shall bear interest, to the extent permitted by applicable Law, at the average one-month London Inter-Bank Offering Rate (LIBOR) for the United States Dollar as reported from time to time in The Wall Street Journal, effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue.

9.2  Payment Reports.  GHS shall provide Cytori with monthly reports identifying the amounts owed to and received by GHS from each client hospital and/or CB Facility that corresponds to each Cytori Invoice described in Section 9.1 above, until such time as GHS has been paid in full the amounts that are due to GHS for the Packages, Devices or Services provided by GHS in relation to the Cytori Invoices.

10.  SHIPMENT:  Shipments of Packages and Devices shall comply with Order instructions and the relevant Exhibits attached hereto.  All shipments shall be FCA (Incoterms 2000) Cytori’s facility at San Diego, California, or as otherwise agreed by the Parties in writing.  GHS will select transportation modes and carriers.  GHS also will pay all related freight charges, insurance and all import duties and fees.  Cytori will provide all shipment information to GHS within 24 hours after a Package or Device is delivered to GHS’ carrier.  If any Package or Device will be shipped to GHS from the United States into the Territory, GHS (with the reasonable assistance of Cytori) shall be responsible for importation of such Package or Device into the Territory, at GHS’ sole expense, and shall be responsible for compliance with any applicable local Laws concerning such importation.

11.TRADEMARKS:  GHS will comply with Cytori’s instructions for use of Cytori trademarks (“Trademarks”) and disposal of any Packages and Devices bearing Trademarks.  Trademarks may only be used in connection with Packages and Devices in accordance with this Agreement during the Term, and may only be used in accordance with Cytori’s written instructions or upon Cytori’s written approval.  The Trademarks will be displayed in a prominent position.  GHS will not claim any rights to the Trademarks, and will not do anything to lessen the significance of Trademarks. GHS shall not use Cytori’s name or trademarks in any promotional activity or otherwise except as mutually agreed in writing by the Parties.  GHS will not adopt, use or register any marks, businesses or domain names confusingly similar to Trademarks.

12.  NON-ENGLISH VERSIONS OF LABELING:  GHS will be responsible for ensuring that Cytori’s labels, packaging and package inserts for Packages and Devices comply with all applicable Laws (including local Laws) and regulatory requirements for the Territory (including any necessary translations).  GHS shall provide reasonable assistance (for example, proofreading and advising) with respect to Cytori’s translation of any written materials concerning the Devices and/or Packages into Japanese (if Cytori determines in its sole discretion to do so).

13.  INSPECTION BY GHS:  On at least two (2) weeks prior written notice to Cytori, GHS may visit Cytori’s facilities where Devices are manufactured to inspect and audit Cytori’s processes and documentation and Cytori’s compliance with this Agreement.  Cytori will maintain quality assurance and quality controls with respect to Device manufacturing as appropriate.  Cytori will comply with any applicable quality requirements relating to any Device that are agreed to by the Parties.

14.  INSPECTION BY CYTORI:  GHS (a) shall maintain for at least five (5) years its books, records, contracts and accounts relating to the marketing and sale of the Packages and Devices, including, without limitation, information concerning customer accounts, inventory levels, unit sales, training materials, prices, margins, competitor information, market trends and strategies, and related promotional activities (collectively, "GHS Information"), and (b) shall permit examination thereof by Cytori at reasonable times and upon reasonable notice (provided that in no event shall such notice be less than two (2) weeks prior written notice by Cytori).  GHS shall allow representatives of Cytori, at any reasonable time, to (c) examine GHS' place(s) of businesses and GHS' inventory of the Packages and Devices, and (d) audit all GHS Information connected with the Banking sales.  GHS shall provide Cytori with copies of any documents requested by Cytori as a result of such examination or audit.  In addition, GHS shall secure the right of Cytori to inspect and audit (upon reasonable advance notice) the facilities and records of each CB Facility established hereunder, to ensure that the set-up and operations of each such CB Facility meet the appropriate quality standards established by Cytori, and to inspect the labeling and condition of all inventory and Devices to ensure compliance with this Agreement.

15.  RECORDS:  Cytori will provide GHS with information and copies of relevant records concerning Packages and Devices that GHS may reasonably request to enable GHS to comply with all applicable federal, state, and municipal statutes, regulations, rules, and ordinances relating to GHS’ use of Packages and Devices.

16.  REGULATORY COMPLIANCE:  Cytori will reasonably cooperate with GHS in GHS’ efforts to meet regulatory requirements and applicable international standards in connection with the Packages and Devices. Each Party will comply with all applicable laws, regulations and ordinances (“Laws”) in performing its obligations under this Agreement.GHS shall be responsible for compliance with any applicable local Laws and Cytori shall provide any reasonably necessary assistance in this regard.  Cytori certifies that, as of the Effective Date, Cytori has not, and no Cytori employee, affiliate or agent has been, debarred or proposed to be debarred by any US agency (including, but not limited to, by the U.S. Food and Drug Administration ("FDA") under 21 U.S.C. 335).

17. REGULATORY APPROVAL:  Cytori shall be responsible for obtaining regulatory approval of the Devices in the Field in the Territory as deemed necessary by Cytori.  Cytori shall also provide GHS with relevant information regarding the Packages and Devices that is reasonably necessary to enable GHS to make additional regulatory submissions for regulatory approval of the Packages and Devices (the “Cytori Regulatory Information”).

18.  WARRANTIES:  The sole warranty given by Cytori regarding any Package and Device shall be that written limited warranty provided in Exhibit D, if any, which shall accompany such Package or Device or which shall otherwise be designated in writing by Cytori as applicable to such Package or Device, as the same may be revised by Cytori from time to time.  GHS agrees to provide to its customers (including, without limitation, the CB Facilities) within the Territory a written warranty for each particular Package and Device on terms that are supplied by Cytori, if any, for such Package and Device.  In no event shall GHS’ warranty to such consumers be more favorable to consumers than Cytori’s limited warranty, if any, for such Packages and Devices.

EXCEPT AS EXPRESSLY SO WARRANTED, CYTORI HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS, STATUTORY AND IMPLIED, APPLICABLE TO THE PACKAGES AND/OR DEVICES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, DESIGN, AND/OR FITNESS FOR A PARTICULAR PURPOSE.  THE WRITTEN LIMITED WARRANTY, IF ANY, APPLICABLE TO ANY PARTICULAR PACKAGE OR DEVICE SHALL STATE THE FULL EXTENT OF CYTORI'S LIABILITY, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL, RESULTING FROM ANY BREACH OF SUCH WARRANTY.  CYTORI FURTHER DISCLAIMS ALL EXPRESS, STATUTORY AND IMPLIED WARRANTIES APPLICABLE TO THE PACKAGES AND/OR DEVICES WHICH ARE NOT MANUFACTURED BY CYTORI, OR BY A LICENSEE OR SUBLICENSEE OF CYTORI.  THE ONLY WARRANTIES APPLICABLE TO PACKAGES AND/OR DEVICES NOT MANUFACTURED BY CYTORI OR BY A LICENSEE OR SUBLICENSEE OF CYTORI SHALL BE THE WARRANTIES, IF ANY, OF THE MANUFACTURERS OF THOSE ITEMS.

19.  NO OTHER WARRANTIES:  OTHER THAN AS SPECIFICALLY SET FORTH IN SECTION 18, NO EXPRESS OR IMPLIED WARRANTIES ARE GIVEN BY CYTORI WITH RESPECT TO PACKAGES OR DEVICES SOLD BY CYTORI AND PURCHASED BY GHS PURSUANT TO THIS AGREEMENT, OR THE PERFORMANCE OR NONPERFORMANCE OF THE PACKAGES AND DEVICES, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

20.  INDEMNIFICATION:

20.1  Cytori Indemnification:  Cytori will indemnify, defend and hold harmless GHS and its officers, directors and employees (the “GHS Indemnified Parties”) from any claim, liability, loss, damage, lien, judgment, expense and cost (including reasonable attorneys’ fees and other litigation expenses) with respect to all claims arising from: (a) any breach of Cytori’s warranties set forth in this Agreement; or (b) the negligence or willful misconduct of Cytori or Cytori Indemnified Parties in the handling, packaging, labeling, manufacture, inspection, packaging, storage and delivery of Packages and/or Devices to GHS’ shipper.  Nothing in the foregoing shall obligate Cytori to indemnify GHS to the extent a third party claim is the result of a material breach by GHS of GHS’ obligations under this Agreement, or to the extent the claim is one for which GHS is obliged to indemnify Cytori hereunder.

20.2  GHS Indemnification:  GHS will indemnify, defend and hold harmless Cytori and its officers, directors and employees (the “Cytori Indemnified Parties”) from any claim, liability, loss, damage, lien, judgment, expense and cost (including reasonable attorneys’ fees and other litigation expenses) with respect to all claims arising from: (a) the use of Packages, Devices or Products by GHS and its sublicensees and/or customers (including each CB Facility); (b) GHS’ or any CB Facility’s use of Devices and/or ADRCs for purposes other than the purposes permitted under this Agreement; (c) GHS’ failure to comply with applicable Laws in connection with Packages, Devices or Products (including, without limitation, import thereof); or (d) the negligence or willful misconduct of GHS or GHS Indemnified Parties in the handling, packaging, labeling, shipping, storing, marketing, sale or disposal of Packages, Devices and Products.  Nothing in the foregoing shall obligate GHS to indemnify Cytori to the extent a third party claim is the result of a material breach by Cytori of Cytori’s obligations under this Agreement, or to the extent the claim is one for which Cytori is obliged to indemnify GHS hereunder.

21.  INSURANCE:  GHS shall maintain liability insurance in an amount and for a time period which is reasonable and customary in the medical device industry for similarly situated companies of comparable size and activities at its place of business. Cytori shall maintain product liability insurance in an amount and for a time period which is reasonable and customary in the medical device industry for similarly situated companies of comparable size and activities for products and for activities at its place of business.

22.  LIMITATION OF LIABILITY:  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM OR IN ANY WAY RELATED TO PACKAGES, DEVICES, PRODUCTS OR SERVICES, EITHER DURING THE TERM OF THIS AGREEMENT OR AFTER THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.  THIS LIMITATION SHALL APPLY REGARDLESS OF ANY APPLICABLE LEGAL OR EQUITABLE THEORY.  THE FOREGOING NOTWITHSTANDING, NOTHING IN THIS AGREEMENT SHALL PRECLUDE A PARTY FROM TAKING WHATEVER COMMERCIALLY REASONABLE ACTIONS ARE NECESSARY TO PREVENT IRREPARABLE HARM TO ITS INTERESTS.

23.  CONFIDENTIAL INFORMATION:

23.1  During the Term, a recipient Party may receive information that the disclosing Party considers to be confidential and that is not generally known to the public (“Confidential Information”).  Confidential Information also includes the existence of this Agreement and its terms.  During and after the Term, a recipient Party will keep secret the Confidential Information of the disclosing Party, using such care as the recipient Party uses in maintaining the confidentiality of its own confidential information, but no less than a reasonable degree of care, and will use Confidential Information of the disclosing Party only as is necessary to perform its obligations under this Agreement.  Each recipient Party will assure that its employees, agents and contractors abide by these confidentiality obligations.  Upon written request or at the Term’s end, each recipient Party will, at the disclosing Party’s request, either destroy or return to the disclosing Party all tangible materials provided by the disclosing Party that are the disclosing Party’s Confidential Information.

23.2  Notwithstanding the foregoing, Confidential Information does not include information that is: (a) is or becomes a part of the public domain through no act or omission of the recipient Party; (b) the recipient Party can demonstrate was in its rightful possession, without a restriction on use or disclosure, prior to receipt of the information from the disclosing Party; (c) the recipient Party can demonstrate was rightfully received from a third party without a restriction on use or disclosure; (d) the recipient Party can demonstrate by written evidence was independently developed by the recipient Party without access to or use of (directly or indirectly) Confidential Information of the disclosing Party; or (e) is required to be, and is, disclosed in response to a valid order from a judicial or administrative authority; provided, however, that the Receiving Party shall promptly notify the disclosing Party upon its receipt of such order, shall use commercially reasonable efforts to limit disclosure, and shall make commercially reasonable efforts to obtain confidential treatment or a protective order for the disclosure so ordered, and prior to such disclosure to permit the disclosing Party to oppose same by appropriate legal action. It is understood and agreed that, in the event of a breach by either party of the covenant to maintain the confidentiality of the Confidential Information that damages are an inadequate remedy. Any breach will cause disclosing party irreparable injury and damage and non-disclosing party therefore agrees that disclosing party is entitled to injunctive and equitable relief in addition to all other remedies available to it by law.

23.3  Any disclosure of confidential information by one Party to the other Party in connection with the Parties’ discussion, negotiation and anticipation of this Agreement shall be deemed to be “Confidential Information” of the disclosing Party, and shall be subject to the terms and conditions of this Agreement.

24.  INTELLECTUAL PROPERTY:

24.1  Infringement Of Cytori Intellectual Property.  Cytori shall have the exclusive right to, and the sole discretion to, prosecute any third-party infringement of Cytori IP worldwide (including in the Territory).

24.2  Intellectual Property Ownership.

24.2.1  “Cytori Material” shall include the Devices, the Packages, the Services, Cytori IP, Cytori Regulatory Information and Cytori’s Confidential Information.

24.2.2  Cytori and GHS hereby agree that any discoveries, improvements, inventions, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by GHS and/or any of GHS’s sublicensees or CB Facilities under this Agreement (“GHS-Related Party(ies)”), that modifies, incorporates, practices or utilizes the Cytori Materials (such discoveries, improvements, inventions, processes, techniques, know-how and data are collectively referred to as “GHS Inventions”) shall be jointly owned by the Parties in the Territory, and that all right, title and interest in and to such GHS Inventions shall be granted and assigned to Cytori, as the sole and exclusive owner thereof, throughout the rest of the world.

24.2.3  GHS shall disclose in writing to Cytori all GHS Inventions, whether or not patentable, within thirty (30) days of identification or development (or within thirty (30) days of GHS’ written receipt of same from any GHS-Related Party, as the case may be).  Within ninety (90) days of GHS’ disclosure of a GHS Invention, Cytori may elect to take responsibility for preparation, filing and prosecution of patent applications in the Territory, at Cytori’s expense, that disclose or claim such GHS Invention; in countries outside the Territory, Cytori shall have the sole right to prepare, file and prosecute patent applications on such GHS Invention, in its sole discretion.  Should Cytori not elect to take responsibility for preparation, filing and prosecution of any such patent application(s) with respect to a given GHS Invention in the Territory, GHS shall have the right to do so, but only in the Territory, at its own expense, and for its own account.  GHS and the GHS-Related Parties shall cooperate to the extent reasonably necessary to aid in the preparation, filing and prosecution of any such patent applications by Cytori, and in the execution and filing by Cytori of any documents required to perfect the rights granted herein.

25. TERM; TERMINATION; SURVIVAL:  This Agreement will commence on the Effective Date and end on the date that is the tenth (10th) year anniversary of the Effective Date, unless terminated earlier as provided for herein (“Term”). The Term may be extended for additional five (5) year periods upon mutual agreement at the end of the initial Term.

25.1  Termination for Uncured Material Breach.  If a Party materially breaches this Agreement, the non-breaching Party may provide written notice of such material breach, and may immediately terminate this Agreement if such breach is not cured within forty-five (45) days after delivery of such written notice.  It is agreed and understood between the Parties that any use of the Devices by GHS or by any GHS-Related Party outside of the Field shall constitute a material breach of this Agreement, and that such material breach on behalf of a GHS-Related Party may only be cured by payment of the liquidated damages fee and/or (at Cytori’s election) the termination of such GHS-Related Party’s rights specified in Section 5.  Repeated violations of the use limitations set forth herein by GHS and/or by any GHS Related Party(ies) may be deemed incurable by Cytori at any time.

25.2  Termination for Failure to Meet Minimum Purchase Requirements.  Cytori may have the right to terminate this Agreement for GHS’ failure to meet its Minimum Purchase requirements pursuant to Section 4.

25.3  Termination for Insolvency.  This Agreement may be terminated at any time by a Party upon the filing or institution of bankruptcy, liquidation or receivership proceedings by or against the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate this Agreement shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

25.4  Survival.  Sections 18 (Warranties), 19 (No Other Warranties), 20 (Indemnification), 22 (Limitation of Liability), 23 (Confidentiality) and 24 (Intellectual Property), 25.4 (Survivial), 26 (Effects of Termination), 28 (Governing Law; Venue; Jurisdiction), and 29  (Dispute Resolution)  shall survive expiration or termination of this Agreement

26.           EFFECTS OF TERMINATION.  Termination of this Agreement shall not extinguish debts and other obligations created or arising between the Parties by virtue of contracts or arrangements entered into hereunder before the effective date of termination of this Agreement (the "Termination Date").  Without limiting the generality of the foregoing, upon the Termination Date:

26.1           GHS shall not be relieved of its obligation to (a) pay for Packages, Devices and Services received by GHS prior to the Termination Date, or (b) receive and pay for all Packages, Devices and Services covered by Binding Purchase Orders which have been accepted by Cytori prior to the Termination Date.  Unless otherwise agreed by the Parties in writing, Cytori shall be obligated to complete all Packages, Devices and Services Binding Purchase Orders which were accepted by Cytori prior to the Termination Date; provided that Cytori may demand adequate assurance of payment or advance payment in such case; and in each such case, GHS shall be permitted to distribute such Packages and Devices, as well as any Packages and Devices in GHS' inventory, within the Territory, subject to Cytori’s repurchase rights set forth in Section 26.2 below.

26.2           GHS shall submit to Cytori within thirty (30) days after the Termination Date a list of all of the Packages and Devices owned by GHS which were purchased from Cytori as of the Termination Date; Cytori may, at its sole option and discretion, purchase any or all of such Packages and/or Devices from GHS upon written notice of its intention to do so, at prices to be agreed upon between the Parties, but in no event shall such prices be greater than the respective prices paid by GHS to Cytori for such Packages and/or Devices; after receipt of such Packages and/or Devices from GHS, Cytori will issue an appropriate credit to GHS' account.

26.3           GHS shall cease to use any Cytori Trademarks, Cytori Materials and any Confidential Information obtained from Cytori relating to or in connection with its continued business operations, and shall promptly transfer to Cytori any and all regulatory approvals, including any and all physical, written and descriptive matter (including all reproductions and copies thereof) containing Confidential Information as Cytori may specify.

26.4           In the event of a termination of this Agreement by Cytori under Section 25.1, GHS shall provide Cytori with all customer information and contractual agreements related to each of its Banking sublicensees and CB Facilities, and Cytori shall have the right, but not the obligation, to assume such contractual relationships in the Territory for the Field without any additional consideration to GHS.

27.  NOTICES:  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally, sent and confirmed by facsimile, or sent by reputable overnight courier, and addressed to the Party to be notified at such Party’s address or fax number, as set forth below or as subsequently modified by written notice in accordance with this Section 27.

28.  GOVERNING LAW; VENUE; JURISDICTION:  This Agreement, all acts and transactions pursuant hereto, and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

29.  DISPUTE RESOLUTION:  Disputes arising between the Parties relating to the making or performance of this Agreement shall be resolved in the following order of preference:  (a) by good faith negotiation between executives of GHS and Cytori who have authority to fully and finally resolve the dispute; and then (b) by arbitration as set forth in Sections 29.1 and 29.2.  All negotiations pursuant to this

Section 29 shall be treated as Confidential Information in accordance with the provisions of Article 23 of this Agreement.

29.1  All disputes that are not resolved by good faith negotiations between executives of GHS and Cytori shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators.  Judgment on the award rendered by the panel of arbitrators shall be binding upon the Parties and may be entered in any court having jurisdiction thereof.  GHS shall nominate one arbitrator and Cytori shall nominate one arbitrator.  The arbitrators so nominated by GHS and Cytori, respectively, shall jointly nominate the third arbitrator within fifteen (15) days following the confirmation of arbitrators nominated by GHS and Cytori.  If the arbitrators nominated by Cytori and GHS cannot agree on the third arbitrator, then such third arbitrator shall be selected as provided in the Rules.  The place of the arbitration and all hearings and meetings shall be in the State of Hawaii, unless the Parties to the arbitration otherwise agree.  In addition to the Rules and except as otherwise provided herein, the Parties agree that the arbitration shall be conducted according to the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration.  The arbitrators may order pre-hearing production or exchange of documentary evidence, and may require written submissions from the Parties hereto, but may not otherwise order pre-hearing depositions or discovery.  The arbitrators shall apply the laws of the State of New York; provided, however, that the Federal Arbitration Act shall govern.  The language of the arbitral proceedings (including oral and written submissions and presentations) shall be English.  The arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement.

29.2  No arbitration pursuant to this Section 29 shall be commenced until the Party intending to request arbitration has first given thirty (30) days advance written notice of its intent to the other Party, and has offered to meet and confer with one or more responsible executives of such other Party, in an effort to resolve the dispute(s) described in detail in such written notice.  If one or more of such responsible executives agree, within thirty (30) days after receipt of such written notice, to meet and confer with the requesting Party, then no arbitration shall be commenced until the Parties have met and conferred in an effort to resolve the dispute(s) or until sixty (60) days have elapsed from the date such written notice has been given.

30.  ASSIGNMENT:  Neither this Agreement, nor any right or obligation hereunder, shall be assignable by a Party without the prior written consent of the other Party, and any purported assignment without such consent shall be void; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business or business unit to which this Agreement pertains, or in the event of its merger, consolidation, change in control or similar transaction.  No assignment shall relieve any Party of responsibility for the performance of any accrued obligation hereunder.

31.  FORCE MAJEURE EVENTS:  Neither GHS nor Cytori shall be considered in default or be liable to the other Party for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such Party and not related to its fault or negligence, including but not limited to, acts of God, explosion, fire, flood, earthquake, war whether declared or not, accident, sabotage, transportation strike or interference, order or decrees of any court or action of governmental authority or shortages in or an inability to procure materials (each a “Force Majeure Event”); provided, however, that the affected Party use its diligent efforts to resume performance under this Agreement as quickly as possible.

32.  CREDITS FOR CERTAIN FORCE MAJEURE EVENTS EFFECTING CB FACILITIES: In the event GHS is unable to collect payments due from its client hospitals or CB Facilities for Packages, Products or Devices delivered by GHS due to a Force Majeure Event suffered by such hospital or CB Facility, and such disability continues for at least 60 days, then GHS shall immediately notify Cytori of its request for a credit under this section, which notice shall include a description of the Force Majeure Event, the amount billed by GHS, and the amount that remains unpaid to GHS. Upon receipt of such notice, Cytori shall credit 50% of the price paid to Cytori by GHS for the effected Packages, Products or Devices back to GHS (which amount shall not exceed 50% of the amount owed to GHS by such CB Facility for these items). Cytori shall subsequently be entitled to recover 50% of any payments in cash or other forms of consideration made to GHS from such hospital or CB Facility until such time as the amount credited to GHS by Cytori for such disability is paid in full. GHS shall use commercially reasonable efforts to collect such amounts due from the hospitals or CB Facilities, and GHS shall not forgive such debts without Cytori’s written agreement unless Cytori has been repaid in full.

33.  ENTIRE AGREEMENT; AMENDMENT; WAIVER:  This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and merges all prior discussions between them with regard to such subject matter, except for any confidentiality agreement between the Parties pertaining to the subject matter of this Agreement.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the Parties to this Agreement.  The failure by a Party to enforce any rights under this Agreement shall not be construed as a waiver by such Party.  Either Party may waive a breach without waiving any later performance.

34.  SEVERABILITY:  Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

35.  INDEPENDENT CONTRACTORS:  The Parties are independent contractors and neither can make any commitments for the other.  The employees of a Party are not employees of the other Party.

36.  CONSTRUCTION:  This Agreement is the result of negotiations between, and has been reviewed by, the Parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of both of the Parties hereto, and no ambiguity shall be construed in favor of or against either one of the Parties hereto.

37.  COUNTERPARTS:  This Agreement may be executed in counterparts by original or facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative as of the Effective Date.

CYTORI THERAPEUTICS, INC.	GREEN HOSPITAL SUPPLY, INC.
/s/ Seijiro Shirahama	/s/ Kunihisa Furukawa
By: Seijiro Shirahama	By: Kunihisa Furukawa
Title: Senior Vice President, Asia-Pacific	Title: President

Address:	Address:
3020 Callan Road	3-20-8 Kasuga Suita-City
San Diego, CA 92121	Osaka 565-0853, Japan
Fax: US 858-458-0994	Fax: